UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2010

TOROTEL, INC.

(Exact name of registrant as specified in its charter)

Missouri (State or other jurisdiction of incorporation)	1-8125 (Commission File Number)	44-0610086 (I.R.S. Employer Identification No.)

620 North Lindenwood Drive

Olathe, KS 66062

(Address of principal executive office)(Zip Code)

(913) 747-6111

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03               Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

On September 27, 2010, Torotel Products, Inc. (the “Company”) entered into a new financing agreement (the “agreement”) with Commerce Bank, N.A (the “Bank”).  The agreement provides for a revolving line of credit, a guidance line of credit, and a real estate term loan.

The revolving line of credit, to be used for working capital purposes, has a capacity of $500,000 with a 12-month term that is renewable annually.  The borrowing base of this facility is limited to 75% of eligible receivables.  The associated interest rate is equal to the greater of the floating Commerce Bank Prime Rate (currently 3.25 percent) or a floor of 4 percent.  Monthly repayments of interest only are required with the principal due at maturity.  This facility is cross collateralized and cross defaulted with all other facilities and is secured by a first lien on all business assets of the Company.  Both Torotel, Inc. and Electronika, Inc. will serve as additional guarantors.

The guidance line of credit, to be used for equipment purchases, has a capacity of $500,000 with a 5 year term.  The advance rate of this facility is equal to 80% with an associated fixed interest rate of 4.63 percent.  Upon execution of the agreement the Company received initial advances of $380,000.  Monthly repayments of $7,123 consisting of both interest and principal are required.  This facility is cross collateralized and cross defaulted with all other facilities and is secured by a purchase money security interest in the assets purchased as well as a first lien on all business assets of the Company.  Both Torotel, Inc. and Electronika, Inc. will serve as additional guarantors.

The real estate term loan is in the principal amount of $650,000.  The real estate loan has a 5 year term with a 15 year amortization period with the balance payable at maturity.  The associated interest rate is fixed at 4.63 percent.  Monthly repayments of $5,038 consisting of both interest and principal are required.  This loan is a refinancing of our previous real estate loan and equipment loans with the Bank of Blue Valley with a payoff amount of approximately $560,000.  The remainder of the loan proceeds will be used to purchase additional equipment.  Prepayment of this term loan is allowed without penalty up to $100,000 per year so long as these funds are generated through internal cash flow and not borrowed from a separate financial institution.  This facility is cross collateralized and cross defaulted with all other facilities and is secured by a first real estate mortgage on the property located at 620 North Lindenwood Drive in Olathe, Kansas.  Both Torotel, Inc. and Electronika, Inc. will serve as additional guarantors.

The agreement contains customary representations, warranties, covenants and default provisions.  The Company is also required to comply with specified financial covenants (consisting of a tangible net worth of $1,750,000 and an EBITDA to debt service ratio of 1.1 to 1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOROTEL, INC.

By:	/s/ H. James Serrone
H. James Serrone
Vice President of Finance and
Chief Financial Officer

Date: September 29, 2010